Exhibit 5.2

O’Melveny & Myers LLP	T: +1 415 984 8700
Two Embarcadero Center, 28th Floor	F: +1 415 984 8701
San Francisco, CA 94111	omm.com

August 12, 2021

Nkarta, Inc.

6000 Shoreline Court, Suite 102

South San Francisco, California 94080

Re:	At-the-Market Offering of up to $150,000,000 of Common Stock of Nkarta, Inc.

Ladies and Gentlemen:

We have acted as special counsel to Nkarta, Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”) relating to the offer and sale from time to time by the Company, pursuant to the sales agreement, dated August 12, 2021 (the “Agreement”), between the Company and Cowen and Company, LLC, as the sales agent, of shares of the Company’s common stock, par value $0.0001 per share, having an aggregate offering price of up to $150,000,000 (the “Shares”).

In rendering the opinion below, we examined originals or copies of those corporate and other records and documents we considered appropriate. We assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with originals of all documents submitted to us as copies.

We have also assumed that the Shares, when issued, will be issued in accordance with and not in violation of any terms and conditions established by the Board of Directors or any committee thereof in the resolutions adopted by the Board of Directors or any such committee thereof with respect to the issuance of the Shares (such approvals are referred to hereinafter as the “Corporate Approvals”).

Based on this examination, we are of the opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Company and, upon payment for and delivery of the Shares pursuant to the terms of the Agreement and in accordance with the Corporate Approvals, the Shares will be validly issued, fully paid and non-assessable.

The law governed by this opinion letter is limited to the present General Corporation Law of the State of Delaware. We express no opinion herein as to any other laws, statutes, regulations or ordinances of any other jurisdiction.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the prospectus included therein, other than as expressly stated herein with respect to the Shares.

Century City • Los Angeles • Newport Beach • New York • San Francisco • Silicon Valley • Washington, DC

Beijing • Brussels • Hong Kong • London • Seoul • Shanghai • Singapore • Tokyo

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the Registration Statement and related prospectus under the heading “Legal Matters.” This opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters. This letter speaks only as of the date hereof and we assume no obligation to update or supplement this opinion to reflect any facts or circumstances that arise after the date of this opinion and come to our attention, or any future changes in laws.

Respectfully submitted,

/s/ O’Melveny & Myers LLP

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